Exhibit 21.1

Subsidiaries of the Company

•	Superior Drilling Solutions, LLC

•	Hard Rock Solutions, LLC

•	Extreme Technologies, LLC

•	Meier Property Series, LLC

•	Meier Leasing, LLC

•	Superior Drilling Products of California, LLC

•	Superior Design and Fabrication, LLC